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Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into effective as of the 1st day of November 2003 ("Effective Date") by and between MarkWest Hydrocarbon, Inc., a Delaware corporation (the "Company"), and Frank Semple ("Employee"). The Company and Employee are sometimes collectively referred to as the "Parties."

RECITALS

        WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company; and

        WHEREAS, the Company and Employee desire to enter into an agreement setting forth the terms and conditions under which Employee will be employed by the Company.

AGREEMENT

        NOW THEREFORE, in consideration of the covenants and agreements hereinafter contained, the parties agree as follows:

        1.     Titles and Duties. The Employee will be employed as President of the Company as of November 1, 2003 and, as of January 1, 2004, as Chief Executive Officer of the Company. As the Company's President and CEO, the Employee shall perform the duties and shall have the responsibilities which are established for such positions in the Company's bylaws. The Employee shall also perform those duties which are assigned to the Employee from time to time by the Company's board of directors. Employee shall report to the Company's board of directors.

        2.     Full-Time Best Efforts. Employee shall devote his full and exclusive professional time and attention to the performance of his obligations under this Agreement, and will at all times faithfully, industriously and to the best of his ability, experience and talent, perform in good faith all of his obligations hereunder. Employee will engage in no other business or activity for compensation during the term of this Agreement except with the prior written consent of the Company's board of directors.

        3.     Term. The Company hereby agrees to employ Employee commencing on November 1, 2003. This Agreement may be terminated in accordance with the provisions of Paragraph 8 of this Agreement. The term of this Agreement may be extended by the agreement of the Parties.

        4.     Compensation. The Company shall compensate Employee for the services rendered under this Agreement as follows:

          a.     Base Salary. The Employee shall receive a base salary (the "Base Salary") of $270,000 per year commencing as of the Effective Date or as it may be subsequently increased by the Company's Board of Directors. The Base Salary shall be payable in a manner consistent with the Company's payroll practices and shall be subject to proper payroll deductions.

          b.     Employee Benefits. The Employee shall be entitled to receive such employee benefits as the Company may make available from time to time to its executive officers.

        5.     Purchase of Interests in MarkWest Energy Partners G.P., L.L.C. Employee shall purchase, from MarkWest Hydrocarbon, Inc., no later than December 22, 2003, 2% of the general partnership interest in MarkWest Energy Partners G.P., L.L.C. ("MWE") at a price calculated as set forth in Exhibit A hereto. Notwithstanding any provision of this Agreement or elsewhere, in the event that Employee's employment terminates, for any reason other than for cause, after November 1, 2004, 33% of his general partnership interests shall be deemed, under paragraph 13.3 of the Amended and Restated Limited Liability Company of MarkWest Energy G.P. Agreement, exempt from purchase back by the Company. If his employment terminates for any reason other than for cause after November 1, 2005, an additional 33% of his general partnership interest shall be deemed exempt, as stated above, and, if his employment terminates for any reason other than for cause on or after November 1, 2006, the final 34% of his general partnership interests shall be deemed exempt, as stated above. The consideration paid to Employee for any purchase back by the Company of Employee's MWE general partnership interest shall be determined pursuant to the formula set forth in the Amended and Restated Limited Liability Company of MarkWest Energy G.P. Agreement. Employee shall also purchase, from MarkWest Hydrocarbon, Inc., no later than December 22, 2003, 5,000 subordinated units of MWE at a price calculated as set forth in Exhibit A hereto.

        6.     Stock Options. As of November 3, 2003, Employee is awarded options to purchase 20,000 shares of common stock in the Company, which options shall vest and otherwise be governed by the terms of the Company's Incentive Stock Option Plan. The strike price for the stock options shall be fair market value at the close of business on November 3, 2003.

        7.     MWE Phantom Units. As of November 1, 2003, Employee is awarded 7,500 MWE phantom units subject to the terms of the MWE Long Term Incentive Plan.

        8.     Severance Plan. The Employee and the Company have agreed that he will not participate in the MarkWest Hydrocarbon, Inc. 1997 Severance Plan (the "Severance Plan"). In lieu of participating in the Severance Plan, the Parties have agreed that the Employee will receive certain other payments and benefits as set forth in this Agreement. For ease of reference and convenience of expression only, those payments and benefits are described in some instances by reference to sections of the Severance Plan and in some instances by use of defined terms utilized by the Severance Plan.

          a.     In the event that Employee's employment is terminated without Cause, as that term is defined in the Severance Plan, or he resigns from the Company for Good Reason, as that term is defined in the Severance Plan, he shall receive severance payments of his Base Salary for a period of thirty-six months in the manner described in Section 4(b)(i) of the Severance Plan. In the event that the Employee dies before all severance payments have been made, the remaining payments shall be made in the manner described in Section 4(i) of the Severance Plan. The Employee shall also receive COBRA Benefits, as that term is defined in the Severance Plan, for a period of twenty-four (24) months in the amount and manner set forth in Section 4(b)(i) of the Severance Plan; provided, however, that Employee shall pay Company an amount equivalent to the normal employee contribution. If the Company's insurance carrier will not permit Employee to receive insurance coverage beyond the period during which the Company is required to provide insurance coverage pursuant to COBRA, the Company shall pay Employee, for each month during which coverage by the Company's insurance carrier is not available to the Employee, an amount equivalent to the premium which the Company otherwise would have paid to its insurance carrier (less Employee's contribution) on behalf of the Employee. Notwithstanding the foregoing, if permitted by the Company's insurance carrier, the Company shall provide COBRA Benefits to Employee for a period of twenty-four (24) months after the termination of his employment without Cause or his resignation with Good Reason and his COBRA period shall begin to run twenty-four (24) months after the first day of the first full month after the end of his employment. In the event that Employee dies before the end of the twenty-four (24) month period, COBRA Benefits shall continue to be paid for the twenty-four (24) month period in the manner provided in Section 4(i) of the Severance Plan.

          b.     If Employee's employment with the Company is terminated by reason of his death or Disability, as that term is defined in the Severance Plan, the Employee or his representative shall be entitled to receive the severance payments described in the preceding subparagraph.

          c.     In the event that Employee voluntarily resigns, he shall be entitled to receive severance payments of Base Salary and COBRA Benefits for a period of six (6) months; provided, however, that, with regard to the COBRA Benefits, Employee shall pay Company an amount equivalent to the normal employee contribution.

          d.     In the event that Employee's employment is terminated for Cause, as that term is defined in the Severance Plan, he shall not be entitled to receive any severance payments.

        9.     Non-Competition, Non-Solicitation and Confidentiality Agreement. Simultaneously with their execution of this Agreement, the Parties shall execute a Non-Competition, Non-Solicitation and Confidentiality Agreement in the form of that attached hereto as Exhibit B.

        10.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado without giving effect to choice of law principles.

        11.   Arbitration. Except as provided in the Non-Competition, Non-Solicitation and Confidentiality Agreement referred to in Paragraph 9, the Parties hereby agree that any dispute or controversy arising out of or relating to this Agreement, Employee's employment with the Company, or the termination of that employment or this Agreement, including without limitation any claim by Employee under any federal, state or local law or statute regarding discrimination in employment, shall be settled by arbitration by a panel of three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in Denver, Colorado.

        Within thirty (30) days of the receipt by one party of a written notice to arbitrate delivered by the other party, each party shall select one arbitrator by written notice to the other party. Within thirty (30) days of the delivery of both notices, the two arbitrators will select a third arbitrator. If the two cannot agree on such third arbitrator, the selection of a third arbitrator shall be made in accordance with the procedures of the American Arbitration Association.

        Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and execution issued therefor. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefore, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.

        12.   Agreement Binding. The obligations of the parties under this Agreement shall be binding on their respective heirs, executors, legal representatives, successors and assigns and shall inure to the benefit of any heirs, executors, legal representatives, successors and assigns of the parties hereto.

        13.   Counterparts; Section Headings; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of the Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof. This Agreement is the result of negotiation and compromise between the parties hereto. The fact that either party, in the course of negotiations, agreed to an addition, deletion or change requested by the other party in the language of this Agreement shall not be deemed an admission of fact by, or otherwise be construed against, the party agreeing to such change.

        14.   Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first class postage paid, return receipt requested, or any other delivery service with proof of delivery:

    If to the Company:

    MarkWest Hydrocarbon, Inc.
    155 Inverness Drive West
    Suite 200
    Englewood, CO 80112
    Attention: Chairman of the Board of Directors
    Telephone: (303) 290-8700
    Facsimile: (303) 290-8769

    If to Employee:

    Frank Semple

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

        15.   Amendment. This Agreement may be amended only by a written instrument executed by Employee and the Company.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement by their duly authorized officers to be executed the day and year first above written.

MARKWEST HYDROCARBON, INC.		EMPLOYEE
By:	/s/ ARTHUR J. DENNEY	By:	/s/ FRANK SEMPLE
Name:	Arthur J. Denney	Frank Semple
Title:	Executive Vice President

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EXECUTIVE EMPLOYMENT AGREEMENT